Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPIRIT AEROSYSTEMS HOLDINGS, INC.

December 8, 2025

First.  The name of the corporation is Spirit AeroSystems Holdings, Inc. (the “Corporation”).

Second.  The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Third.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Fourth.  The total number of shares that the Corporation shall have authority to issue is 1,000 shares of common stock, no par value.

Fifth.  The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

Sixth.  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

Seventh.  The Corporation shall indemnify to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director of the Corporation and the heirs, executors and administrators of such directors; and the Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify. No amendment to, modification of or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to any such amendment, modification or repeal.

Eighth.  No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he or she may be liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.